SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2006

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	0-10864	41-1321939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 936-1300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers.

On December 18, 2006, UnitedHealth Group Incorporated (the “Company”) issued a press release announcing that the Company has appointed Eric S. Rangen to serve as Senior Vice President and Chief Accounting Officer of the Company, effective December 15, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

In connection with Mr. Rangen’s appointment, the Company entered into an employment agreement with him. Under the employment agreement, Mr. Rangen will receive a base salary of $350,000, with any adjustments in the sole discretion of the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”). Mr. Rangen is eligible to participate in the Company’s incentive compensation plans and his initial target annual bonus is 50% of his annual base salary. The amount of any actual bonus payable to Mr. Rangen is in the discretion of the Compensation Committee. Mr. Rangen also is eligible to participate in the Company’s generally available employee benefit programs.

Under the employment agreement, management of the Company has agreed to recommend to the Compensation Committee that Mr. Rangen be awarded equity compensation in the form of stock-settled stock appreciation rights (SARs) with a Black-Scholes value of $1,000,000. In accordance with the Compensation Committee’s previously announced policy, the Compensation Committee will consider management’s recommendation of an equity award to Mr. Rangen at its next regularly scheduled quarterly meeting. If the Compensation Committee grants an equity award to Mr. Rangen, the SARs will vest 25% on each anniversary date of the grant and will be subject to the terms and conditions of the specific SARs award agreement and our 2002 Stock Incentive Plan.

The employment agreement and Mr. Rangen’s employment may be terminated (a) at any time by the Company with or without Cause (as defined in the employment agreement), (b) by Mr. Rangen at any time and (c) upon Mr. Rangen’s death. If Mr. Rangen’s employment is terminated by the Company without Cause, the Company will provide Mr. Rangen with outplacement services and pay Mr. Rangen severance compensation equal to the sum of (a) his annualized base salary as of his termination date, (b) 50% of the total of his last two years’ bonus, excluding any equity awards and any special or one-time bonus or incentive compensation payments unless Mr. Rangen has been eligible for bonuses for less than two years, in which case the amount of the last bonus paid, and (c) $5,000 to partially offset the costs of benefit continuation coverage. The severance compensation will be payable over a 12 month period unless the Company elects in its sole discretion to pay it in a lump sum. If the Company determines that a delay in payment is necessary in order to comply with Section 409A of the Internal Revenue Code, the payments will be delayed six months and one day after Mr. Rangen’s separation from service and the first payment will include a lump sum payment of all prior missed payments. For purposes of the employment agreement, “Cause” generally means failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, a violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, conviction of a felony, commission of any criminal or dishonesty act or any conduct that is materially detrimental to the interests of the Company, material breach of the employment agreement, or disability that renders Mr. Rangen incapable of performing essential functions of his job. The employment agreement provides that the Company may place Mr. Rangen on paid leave while it is determining whether there is a basis to terminate Mr. Rangen’s employment for Cause.

Pursuant to the employment agreement, Mr. Rangen is subject to provisions prohibiting his solicitation of the Company’s employees or competing with the Company during the term of the employment agreement and one year following termination. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

The above summary of the material terms of Mr. Rangen’s employment agreement is qualified by reference to the complete text of the employment agreement filed herewith as Exhibit 10.1 and is incorporated in this Item 5.02 by reference.

Mr. Rangen, age 50, served as Executive Vice President and Chief Financial Officer of Alliant Techsystems Inc. (“Alliant”) from April 2004 to March 2006 and as Vice President and Chief Financial Officer of Alliant from January 2001 to April 2004. Prior to that, he was a partner with the international public accounting firm Deloitte & Touche LLP. Mr. Rangen is also a director of Flexsteel Industries Inc.

Mr. Rangen has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

10.1	Employment Agreement, dated as of December 15, 2006, by and between UnitedHealth Group Incorporated and Eric S. Rangen

99.1	Press Release dated December 18, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2006

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Dannette L. Smith
Dannette L. Smith Deputy General Counsel & Assistant Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement, dated as of December 15, 2006, by and between UnitedHealth Group Incorporated and Eric S. Rangen

99.1	Press Release dated December 18, 2006